 Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARCHAEA ENERGY INC.

Article 1

The name of the corporation is: Archaea Energy Inc. (the “Corporation”).

Article 2

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Article 4

The total number of shares of stock which the Corporation shall have authority to issue is 100, all of which shall be common stock, $1.00 par value per share. The board of directors of the Corporation (the “Board”) shall be authorized to set by resolution of the Board, the powers, preferences, rights, qualifications, limitations and restrictions with respect to the authorized common stock of the Corporation.

Article 5

In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the “Bylaws”); provided, however, that the grant of such power to the Board shall not divest the stockholders of or limit their power to adopt, amend, repeal or otherwise alter the Bylaws.

Article 6

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws so provide.

Article 7

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

Article 8

To the fullest extent permitted by applicable law, this Corporation is authorized to indemnify (and advance expenses to) its directors, officers, employees and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification and advance expenses) through its Bylaws, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise. The indemnification provided for in this Article 8 shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, the Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office; (ii) continue as to a person who has ceased to be a director, officer, employee benefit plan fiduciary, agent or employee; and (iii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee benefit plan fiduciary, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Article 9

The duration of the Corporation shall be perpetual.

Article 10

Upon dissolution of the Corporation, the Board shall, after paying or making provision for the payment of all liabilities of the Corporation, dispose of all the assets of the Corporation in furtherance of the Corporation’s purposes, as the Board determines.

Article 11

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon the stockholders herein are granted subject to this reservation. No amendment, modification or repeal of any provision set forth in this Certificate of Incorporation shall affect any individual’s right to indemnification or the limitation of liability with respect to any acts or omissions of such individual occurring prior to such amendment, modification or repeal.